Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports First Quarter 2022 Results
•Revenues, bookings and backlog all significantly improved compared to the first quarter of 2021

Q1 2022 Highlights:
- Revenues of $204.0 million, a 21% improvement compared to the first quarter of 2021
- B&W Renewable segment revenues of $68.0 million, reflect 136% increase over first quarter of 2021
- Net loss of $8.7 million, compared to a net loss of $15.4 million in the first quarter of 2021
- Loss per share of $0.14, compared to a loss per share of $0.22 in the first quarter of 2021
- Consolidated adjusted EBITDA of $12.0 million, a 40% increase compared to the first quarter of 2021
- Bookings of $239 million, a 41% increase compared to first quarter bookings in 2021
- Ending backlog of $721 million, a 35% increase compared to backlog at the end of the first quarter of 2021, and the largest since 2018

(AKRON, Ohio – May 9, 2022) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the first quarter of 2022.

"Our results for the first quarter 2022, combined with strong bookings and backlog, have positioned us for a milestone 2022," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "We’re continuing to make steady progress in converting our global pipeline of identified project opportunities to bookings, as shown in the significant revenue increase in our Babcock & Wilcox Renewable segment, which had $68.0 million in revenues for the quarter, reflecting a 136% increase over the same quarter a year ago. While the war in Ukraine and COVID-19 have had limited impacts on our supply chain, we are leveraging our flexible sourcing strategy to mitigate these challenges and are also preparing for what we expect will be positive, tailwind effects across all of our business segments as our customers assess long-term energy security and decarbonization needs."

"It was an exciting quarter for our ClimateBrightTM decarbonization platform, as we announced that we will partner with Kiewit Industrial to support Fidelis New Energy’s planned 200-megawatt electric net-negative-carbon biomass power plant in Louisiana, which is the largest of its kind in the world. We will provide B&W's biomass boiler technology and our OxyBright™ oxy-combustion technology to isolate and capture CO2 for long-term sequestration," Young added. "In addition, we are in discussions regarding specific sites and partners for our BrightLoopTM hydrogen and carbon capture commercial demonstration projects, and we expect to begin construction on our first project by the end of this year".

"As previously disclosed, we completed two more strategic acquisitions in the first quarter of 2022, expanding our portfolio of thermal and renewable technologies for hydrogen, natural gas and pulp and paper applications as well as waste heat recovery products for use in power generation, petrochemical, and process industries," Young stated. "We also are continuing to explore additional acquisition opportunities in both emerging technologies and mature markets and aggressively pursuing opportunities to further increase shareholder value. Based on our strong bookings and backlog in the first quarter, we are reiterating our 2022 target of $110 million to $120 million in adjusted EBITDA1. Our robust pipeline of more than $7.5 billion of identified project opportunities in the next three years, recent contract wins and
1 The most comparable GAAP financial measure is not available without unreasonable effort.

additional acquisitions continue to give us confidence in our ability to achieve significant year-over-year growth in 2022, while following our normal quarterly cyclical performance, which typically displays increasing profitability from the first quarter to the fourth quarter of each year."

Q1 2022 Financial Summary

Consolidated revenues in the first quarter of 2022 were $204.0 million, a 21% improvement compared to the first quarter of 2021, primarily due to higher volume driven by new-build projects and the impact of acquisitions completed in the fourth quarter of 2021 and first quarter of 2022, in addition to a higher level of volume in the Environmental segment and partially offset by a lower level of construction activity in the Thermal segment. The negative impacts on the global economy as a result of the ongoing Russia-Ukraine military conflict adversely impacted each of the Company's segments causing shortages of supplies and materials and affecting the timing of revenue on several projects. Net loss in the first quarter of 2022 was $8.7 million, an improvement of $6.8 million compared to net loss of $15.4 million in the first quarter of 2021. GAAP operating loss in the first quarter of 2022 was $6.8 million compared to operating loss of $6.5 million in the first quarter of 2021. Adjusted EBITDA was $12.0 million compared to $8.6 million in the first quarter of 2021. Bookings in the first quarter of 2022 were $239.0 million, a 41% increase compared to first quarter bookings in 2021. Ending backlog was $721.0 million, a 35% increase compared to backlog at the end of the first quarter of 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $68.0 million for the first quarter of 2022, an increase of 136% compared to $28.8 million in the first quarter of 2021. The increase in revenue was primarily driven by higher volume of new-build projects as well as acquisitions in the fourth quarter of 2021. Adjusted EBITDA in the quarter was $1.5 million compared to $0.2 million in the first quarter of 2021, primarily due to the increase in volume partially offset by the impacts of the mix of business within the segment.

Babcock & Wilcox Environmental segment revenues were $34.9 million in the first quarter of 2022, an increase of 12% compared to $31.2 million in the first quarter of 2021. The increase was primarily driven by increased volume in ash handling systems, scrubbers, precipitators and cooling systems. Adjusted EBITDA was $1.4 million, compared to $1.1 million in the same period last year, primarily due to the increase in volume.

Babcock & Wilcox Thermal segment revenues were $102.2 million in the first quarter of 2022, a decrease of 6% compared to $108.3 million in the first quarter of 2021, primarily due to a lower level of activity on construction projects, partially offset by the acquisitions completed in the first quarter of 2021. Adjusted EBITDA in the first quarter of 2022 was $14.2 million, an increase of 34% compared to $10.5 million in the first quarter of 2021, primarily due to the acquisitions and continued cost savings and restructuring initiatives benefiting the current year, which more than offset the overall decrease in volume.

Acquisitions

On February 1, 2022, the Company acquired 100% of Fossil Power Systems, Inc, (“FPS”), a leading designer and manufacturer of hydrogen, natural gas and renewable pulp and paper combustion equipment including ignitors, plant controls and safety systems based in Dartmouth, Nova Scotia, Canada.

On February 28, 2022, the Company acquired 100% of the equity interests in Optimus Industries, LLC, ("Optimus"). Optimus designs and manufactures waste heat recovery products for use in power generation, petrochemical, and process industries, including package boilers, watertube and firetube waste heat boilers, economizers, superheaters, waste heat recovery equipment and units for sulfuric acid plants and is based in Tulsa, Oklahoma and Chanute, Kansas.

Liquidity and Balance Sheet

At March 31, 2022, the Company had total debt of $343.8 million and a cash, cash equivalents and restricted cash balance of $117.0 million.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations including trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which it operates and by local governments and others to control the spread of this virus. These measures and restrictions have varied widely and have been subject to significant changes from time to time depending on the changes in the severity of the virus in these countries and localities. These restrictions, including travel and curtailment of other activity, negatively impact the Company's ability to conduct business.

The COVID-19 pandemic has also disrupted global supply chains including the manufacturing, supply, distribution, transportation and delivery of the Company's products. The Company has observed significant disruptions of the operations of logistics, service providers, delays in shipments and negative impacts to pricing of certain products. Disruptions and delays in the Company's supply chains as a result of the COVID-19 pandemic could continue to adversely impact the ability to meet customers’ demands. Additionally, the prioritization of shipments of certain products as a result of the pandemic could cause delays in the shipment or delivery of the Company's products. Such disruptions could result in reduced sales.

The volatility and variability of the virus has limited the Company's ability to forecast the impact of COVID-19 on its customers and its business. The ongoing impact of COVID-19, including evolving strains such as the Delta and Omicron variants, has resulted in the reimposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of the virus. These varying and changing events have caused many of the projects the Company had anticipated would begin during the prior two years to be delayed into 2022 and beyond. Many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into 2022 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advised those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. The full extent of the COVID-19 impact on the Company's operational and financial performance will depend on future developments, including the ultimate duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent outbreaks, as well as the availability, effectiveness and acceptance of COVID-19 vaccinations in the U.S. and abroad, all of which are uncertain, out of the Company's control, and cannot be predicted.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, May 9, 2022 at 5 p.m. EST to discuss the Company’s first quarter 2022 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 860282. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. As previously disclosed, the Company changed its reportable segments in 2020 and has recast prior period results to account for this change. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

This release presents adjusted EBITDA for each business segment, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,”

“project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 and the invasion of Ukraine by Russia on the Company, the capital markets and global economic climate generally; the Company's ability to integrate acquired businesses and the impact of those acquired businesses on the Company's cash flows, results of operations and financial condition, including the Company's acquisitions of Fosler Construction, VODA, FPS and Optimus; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-savings initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended March 31, 2022.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended March 31,
	2022	2021
Revenues	$204.0	$168.2
Costs and expenses:
Cost of operations	163.1	131.4
Selling, general and administrative expenses	43.0	40.5
Advisory fees and settlement costs	3.9	3.3
Restructuring activities	0.1	1.0
Research and development costs	0.7	0.6
Gain on asset disposals, net	—	(2.0)
Total costs and expenses	210.8	174.7
Operating loss	(6.8)	(6.5)
Other expense:
Interest expense	(11.3)	(14.2)
Interest income	0.1	0.1
Gain on sale of business	—	0.4
Benefit plans, net	7.5	9.1
Foreign exchange	3.1	(1.2)
Other expense – net	(0.1)	(0.3)
Total other expense	(0.7)	(6.1)
Loss before income tax expense	(7.5)	(12.6)
Income tax expense	1.2	2.8
Net loss	(8.7)	(15.4)
Net loss (income) attributable to non-controlling interest	0.4	—
Net loss attributable to stockholders	(8.3)	(15.5)
Less: Dividend on Series A preferred stock	3.7	—
Net loss attributable to stockholders of common stock	$(12.0)	$(15.5)

Basic loss per share	$(0.14)	$(0.22)
Diluted loss per share	$(0.14)	$(0.22)

Shares used in the computation of earnings (loss) per share:
Basic	88.0	71.4
Diluted	88.0	71.4
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$108.1	$224.9
Restricted cash and cash equivalents	8.8	1.8
Accounts receivable – trade, net	170.5	132.1
Accounts receivable – other	39.8	34.6
Contracts in progress	96.0	80.2
Inventories, net	90.4	79.5
Other current assets	27.3	29.4
Total current assets	541.0	582.4
Net property, plant and equipment, and finance lease	77.2	85.6
Goodwill	174.4	116.5
Intangible assets, net	65.5	43.8
Right-of-use assets	30.5	30.2
Other assets	66.3	54.8
Total assets	$954.7	$913.3

Accounts payable	$97.8	$85.9
Accrued employee benefits	12.2	13.0
Advance billings on contracts	99.9	68.4
Accrued warranty expense	11.9	12.9
Financing lease liabilities	2.0	2.4
Operating lease liabilities	4.1	4.0
Other accrued liabilities	75.9	54.4
Loans payable	13.4	12.4
Total current liabilities	317.3	253.4
Senior notes	328.9	326.4
Long term loans payable	1.5	1.5
Pension and other postretirement benefit liabilities	174.9	182.7
Non-current finance lease liabilities	29.1	29.4
Non-current operating lease liabilities	27.0	26.7
Other non-current liabilities	32.1	34.6
Total liabilities	910.8	854.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 and 7,669 at March 31, 2022 and December 31, 2021, respectively	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 86,338 and 86,286 at March 31, 2022 and December 31, 2021, respectively	5.1	5.1
Capital in excess of par value	1,520.5	1,518.9
Treasury stock at cost, 1,553 and 1,525 shares at March 31, 2022 and December 31, 2021, respectively	(111.2)	(110.9)
Accumulated deficit	(1,333.1)	(1,321.2)
Accumulated other comprehensive loss	(62.5)	(58.8)
Stockholders' equity attributable to shareholders	18.9	33.1
Non-controlling interest	25.0	25.5
Total stockholders' equity	43.9	58.6
Total liabilities and stockholders' equity	$954.7	$913.3
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(8.7)	$(15.4)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	6.2	4.1
Amortization of deferred financing costs and debt discount	0.8	5.8
Amortization of guaranty fee	0.2	0.5
Non-cash operating lease expense	1.2	1.1
Gain on sale of business	—	(0.4)
Gain on asset disposals	—	(2.0)
(Benefit from) provision for deferred income taxes	(0.7)	1.6
Prior service cost amortization for pension and postretirement plans	0.6	0.2
Stock-based compensation, net of associated income taxes	1.8	4.5
Foreign exchange	(3.1)	1.2
Changes in assets and liabilities:
Accounts receivable	(28.7)	(11.6)
Contracts in progress	(13.3)	(6.9)
Advance billings on contracts	27.5	18.2
Inventories	(3.0)	(1.9)
Income taxes	(7.0)	(1.9)
Accounts payable	11.3	6.2
Accrued and other current liabilities	(11.3)	(17.1)
Accrued contract loss	4.3	(0.1)
Pension liabilities, accrued postretirement benefits and employee benefits	(10.0)	(33.6)
Other, net	(10.1)	(6.3)
Net cash used in operating activities	(42.0)	(54.0)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1.0)	(1.4)
Acquisition of business, net of cash acquired	(64.9)	—
Proceeds from sale of business and assets, net	—	3.3
Purchases of available-for-sale securities	(1.1)	(3.4)
Sales and maturities of available-for-sale securities	1.7	5.5
Other, net	—	0.5
Net cash (used in) from investing activities	(65.4)	4.5

(In millions)	Three months ended March 31,
	2022	2021
Cash flows from financing activities:
Issuance of senior notes	2.0	125.0
Borrowings on loan payable	1.3	—
Repayments on loan payable	—	—
Repayments under last out term loans	—	(75.0)
Borrowings under U.S. revolving credit facility	—	14.5
Repayments of U.S. revolving credit facility	—	(178.8)
Preferred stock fees	—	—
Payment of preferred stock dividends	(3.7)	—
Shares of common stock returned to treasury stock	(0.2)	(3.3)
Issuance of common stock, net	—	161.5
Debt issuance costs	(0.1)	(7.7)
Other, net	(0.8)	(0.2)
Net cash (used in) from financing activities	(1.6)	35.9
Effects of exchange rate changes on cash	(0.8)	4.5
Net decrease in cash, cash equivalents and restricted cash	(109.7)	(9.0)
Cash, cash equivalents and restricted cash, beginning of period	226.7	67.4
Cash, cash equivalents and restricted cash, end of period	$117.0	$58.4

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended March 31,
	2022	2021
REVENUES:
Babcock & Wilcox Renewable	$68.0	$28.8
Babcock & Wilcox Environmental	34.9	31.2
Babcock & Wilcox Thermal	102.2	108.3
Other	(1.1)	—
	$204.0	$168.2

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$1.5	$0.2
Babcock & Wilcox Environmental	1.4	1.1
Babcock & Wilcox Thermal	14.2	10.5
Corporate	(4.4)	(2.7)
Research and development costs	(0.7)	(0.6)
	$12.0	$8.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (2)	$2.1	$0.1
Babcock & Wilcox Environmental	0.7	0.8
Babcock & Wilcox Thermal (3)	1.2	0.4
	$4.0	$1.4

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.6	$0.7
Babcock & Wilcox Environmental	0.2	0.4
Babcock & Wilcox Thermal	1.4	1.5
	$2.2	$2.7

	As of March 31,
BACKLOG:	2022	2021
Babcock & Wilcox Renewable (4)	$440	$215
Babcock & Wilcox Environmental	126	118
Babcock & Wilcox Thermal	158	206
Other/Eliminations	(3)	(4)
	$721	$535

(1) Figures may not be clerically accurate due to rounding.
(2) Amortization expense in the Babcock & Wilcox Renewable segment includes $0.2 million and $0.1 million in finance lease amortization for the three months ended March 31, 2022 and March 31, 2021, respectively.
(3) Amortization expense in the Babcock & Wilcox Thermal segment includes $0.8 million and $0.4 million in finance lease amortization for the three months ended March 31, 2022 and March 31, 2021, respectively.
(4)    Babcock & Wilcox Renewable backlog at March 31, 2022, includes $153.2 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)
(In millions)

	Three months ended March 31,
	2022	2021
Net loss	(8.7)	(15.4)
Interest expense	12.3	14.5
Income tax expense	1.2	2.8
Depreciation & amortization	6.2	4.1
EBITDA	11.1	6.0

Benefit plans, net	(7.5)	(9.1)
Gain on sales, net	—	(2.4)
Stock compensation	1.3	7.8
Restructuring activities and business services transition costs	2.7	1.0
Advisory fees for settlement costs and liquidity planning	1.0	2.0
Litigation costs	2.5	0.4
Acquisition pursuit and related costs	0.8	—
Product development (1)	0.9	—
Foreign exchange	(3.1)	1.2
Financial advisory services	0.4	0.9
Contract step-up purchase price adjustment	1.7	—
Loss from business held for sale	—	0.5
Other - net	0.1	0.3
Adjusted EBITDA	$12.0	$8.6

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2) Figures may not be clerically accurate due to rounding.